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CV THERAPEUTICS ANNOUNCES TOPLINE MERLIN TIMI-36 RESULTS

Full study results will be presented at the American College of Cardiology's Scientific Session

PALO ALTO, Calif., March 6, 2007

CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that an analysis of unblinded data from the MERLIN TIMI-36 study of ranolazine shows that there was no adverse trend in death or arrhythmias in patients on ranolazine. The study did not meet the primary efficacy endpoint.

In accordance with the company's special protocol assessment agreement with the U.S. Food and Drug Administration (FDA), the company believes that the data could support expansion of the existing Ranexa(R) (ranolazine extended-release tablets) indication to include first line angina.

Complete data are scheduled to be presented as a late breaking clinical trial on Tuesday, March 27 at 8:50 a.m. central time during the 2007 American College of Cardiology Scientific Session in New Orleans.

Study Design

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 6,500 patients with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Currently, Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 8.9 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association. Ranexa has anti-ischemic effects which do not depend on changes in heart rate or blood pressure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the quarter ended December 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.